                                                                    EXHIBIT 10.4

                                                                  EXECUTION COPY

                              EMPLOYMENT AGREEMENT

                  This EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of this 1st day of November, 2003 by and between Instinet Group Incorporated, a Delaware corporation (the "Company"), and Natan Tiefenbrun ("Executive").

                                   WITNESSETH:

                  WHEREAS, Executive is currently employed by the Company as its Executive Vice President and Co-Head of the Value Added Broker;

                  WHEREAS, the Company desires to continue the employment of Executive;

                  WHEREAS, the Company and Executive desire to set forth the terms and conditions of Executive's continued employment with the Company and Executive desires to accept such employment on the terms and conditions set forth herein;

                  WHEREAS, this form of Executive Employment Agreement has been approved by the Compensation Committee of the Company;

                  WHEREAS, each of the Company and Executive agrees that Executive has had and will continue to have a prominent role in the management of the business, and the development of the goodwill, of the Company and its Affiliates, and has established and developed and will continue to establish and develop relations and contacts with the principal customers and suppliers of the Company and its Affiliates in the United States (collectively, the "Restricted Territory"), all of which constitute valuable goodwill of, and could be used by Executive to compete unfairly with, the Company and its Affiliates; and

                  WHEREAS, (i) in the course of his employment with the Company, Executive has obtained and will continue to obtain confidential and proprietary information and trade secrets concerning the business and operations of the Company and its Affiliates in the Restricted Territory that could be used to compete unfairly with the Company and its Affiliates; (ii) Executive has and will continue to create and develop certain work products, inventions and other intellectual property which constitute an essential portion of the property of the Company and its Affiliates, (iii) the covenants and restrictions contained in Sections 8 through 14, inclusive, are intended to protect the legitimate interests of the Company and its Affiliates in their respective goodwill, trade secrets and other confidential and proprietary information and intellectual property; and (iv) Executive desires to be bound by such covenants and restrictions.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, the Company and Executive hereby agree as follows:

                  l. Agreement to Continue Employment. Upon the terms and subject to the conditions of this Agreement, the Company hereby continues the employment of Executive, and Executive hereby accepts such continued employment with the Company. This Agreement replaces and supercedes any and all earlier Employment Agreements between Executive and the Company or its affiliates, which the parties agree have no further force or effect.

                  2.       Term; Position and Responsibilities.

                  (a) Term of Employment. Unless Executive's employment shall sooner terminate pursuant to Section 7, the Company shall employ Executive on the terms and subject to the conditions of this Agreement for a term commencing on the date hereof (the "Commencement Date") and ending on the two-year anniversary of the Commencement Date (the "Initial Term"). Effective upon the expiration of the Initial Term and of each Additional Term (as defined below), Executive's employment hereunder shall be deemed to be automatically extended, upon the same terms and conditions, for an additional period of one year (each, an "Additional Term"), in each such case, commencing upon the expiration of the Initial Term or the then current Additional Term, as the case may be, unless the Company or Executive, shall have given notice at least 3 months prior to the expiration of the Initial Term or such Additional Term, of its or his intention not to extend the Employment Period (as defined below) hereunder. Any such notice of non-extension delivered by the Company to Executive shall be deemed a termination of Executive's employment by the Company without Cause as of (i) the last day of the Initial Term or then current Additional Term, as the case may be, or (ii) any earlier date specified by the Company in such notice, provided that such earlier date is not less than 30 days after the date such notice is delivered. Any such notice of non-extension delivered by Executive to the Company shall be deemed a termination of Executive's employment by Executive without Good Reason as of the last day of the Initial Term or then current Additional Term, as the case may be. The period during which Executive is employed by the Company pursuant to this Agreement shall be referred to as the "Employment Period."

                  (b) Position and Responsibilities. During the Employment Period, Executive shall serve as Executive Vice President and Co-Head of the Value Added Broker of the Company, and shall have such duties and responsibilities as are customarily assigned to individuals serving in such position and such other duties consistent with Executive's title and position as the Board of Directors of the Company (the "Board") specifies from time to time. Executive shall devote all of his skill, knowledge, commercial efforts and working time to the conscientious and faithful performance of his duties and responsibilities for the Company (except for (i) vacation time as provided by Company policy and absence for sickness or similar disability and (ii) to the extent that it does not interfere with the performance of Executive's duties hereunder, (A) such reasonable time as may be devoted to the fulfillment of Executive's civic responsibilities and, subject to the prior written approval of the Board and to compliance with the provisions of Sections 8 through 14, inclusive, service on boards of directors of other corporations and entities and
(B) such reasonable time as may be necessary from time to time for personal financial matters).

                  3. Base Salary. As compensation for the services to be performed by Executive during the Employment Period, the Company shall pay Executive a base salary at an annualized rate of $200,000, payable in installments on the Company's regular payroll dates. Executive's base salary will be increased to $300,000 per annum, effective January 1, 2004. The Company shall review Executive's base salary annually during the period of his employment hereunder and, in its sole discretion, may adjust such base salary for any Additional Term, provided that if Company elects to decrease Executive's salary for any Additional Term, Company shall give Executive written notice of the amount of such decrease at least 30 days prior to the commencement of such Additional Term. Any such adjustment shall be based upon such factors as the Compensation Committee of the Board (the "Compensation Committee") shall consider relevant. The annual base salary payable to Executive under this Section 3 shall hereinafter be referred to as the "Base Salary".

                  4.       Incentive Compensation Arrangements.

                  (a) Annual Incentive Bonus. During the Employment Period and subject to the review and approval of the Compensation Committee, Executive shall be eligible to participate in the annual bonus program maintained by the Company for its senior executives. Executive shall have the opportunity to receive an annual bonus under such Annual Incentive Bonus program (the "Bonus"), which may be in cash, restricted stock, options or other non-cash compensation, in an amount to be determined by the Compensation Committee based on the achievement by the Company and Executive of such performance objectives as may be established from time to time by the Compensation Committee or other committee of the Board.

                  (b) Option Grants. During the Employment Period, Executive shall be eligible to participate in the Instinet 2000 Stock Option Plan (as the same may be amended and in effect from time to time, the "2000 Option Plan") and any subsequent stock option plan maintained by the Company for its senior executives, subject to the review and approval of the Compensation Committee. The terms and conditions of all options to purchase shares of common stock granted to Executive under the 2000 Option Plan or under any prior or subsequent stock option plan maintained by the Company or its Affiliates (including any options granted to Executive prior to the Commencement Date) (collectively, the "Options"), including the grant, vesting, exercise, payment and all other terms of such Options, shall be governed by the terms of the stock option plan under which such Options were granted, as such plan or plans may be amended and in effect from time to time.

                  5. Employee Benefits. During the Employment Period, Executive shall be eligible to participate in the employee benefit plans and programs maintained by the Company from time to time in which senior executives of the Company are eligible to participate, including to the extent maintained by the Company medical, dental, accidental, disability and life insurance plans and profit sharing, pension, retirement, deferred compensation and savings plans, in accordance with the terms and conditions thereof as in effect from time to time. The benefits referred to in this Section 5 shall be provided to Executive on a basis that is commensurate with Executive's position and duties with the Company.

                  6.       Perquisites and Expenses.

                  (a) General. During the Employment Period, Executive shall be eligible to participate in all special benefit or perquisite programs of the Company generally available from time to time to senior executives of the Company, on the terms and conditions thereof as in effect from time to time.

                  (b) Business Travel, Lodging, etc. During the Employment Period, the Company shall reimburse Executive for reasonable travel, lodging, meal and other reasonable expenses incurred by him in connection with the performance of his duties and responsibilities hereunder upon submission of evidence, satisfactory to the Company, of the incurrence and purpose of each such expense and otherwise in accordance with terms and conditions of the Company's business expense reimbursement policy applicable to its senior executives as in effect from time to time.

                  (c) Vacation. During the Employment Period, Executive shall be entitled to paid vacation on an annualized basis in the amount provided by Company policy, without carryover accumulation.

                  7.       Termination of Employment.

                  (a) Termination Due to Death or Disability. Executive's employment may be terminated by the Company due to Executive's Disability (as defined in the Company's Human Resources policies). In the event that Executive's employment hereunder terminates due to his death or is terminated by the Company due to Executive's Disability, no termination benefits shall be payable to or in respect of Executive except as provided in Section 7(f) (ii).

                  (b) Termination by the Company for Cause. Executive's employment may be terminated by the Company for Cause (as defined below). In the event of a termination of Executive's employment by the Company for Cause, no termination benefits shall be payable to or in respect of Executive except as provided in Section 7(f)(ii). For purposes of this Agreement, a termination by the Company for Cause shall mean termination by action of the President or Chief Executive Officer because of (i) Executive's material breach of this Agreement that continues for ten business days after Executive is notified of such breach in writing; (ii) Executive's unjustified willful failure to carry out any reasonable lawful written instructions of the Company relating to the Executive's performance of his duties (using the same criteria as would be applied to other executives of like level of the Company) that continues for ten business days after Executive is notified of such failure in writing, (iii) diverting or usurping a corporate opportunity of the Company unless Executive makes such opportunity available to the Company and relinquishes all Executive's right, title and interest therein within ten days after the Company notifies Executive in writing requesting that Executive take such action, (iv) gross negligence or recklessness by Executive in the performance of his material duties hereunder (using the same criteria as would be applied to other executives of like level of the Company) that continues for ten business days after Executive is notified in writing of his actions constituting such gross negligence or recklessness, and (v) fraud, dishonesty or other acts or omissions by Executive resulting in a material breach of a fiduciary or other material duty to the Company that continues for ten business days after Executive is notified of such breach in writing, or (vi) plea of guilty by or the conviction of Executive of a felony (other than vehicular manslaughter).

                  (c) Termination Without Cause. Executive's employment may be terminated by the Company Without Cause (as defined below). In the event of a termination of Executive's employment by the Company Without Cause, no termination benefits shall be payable to or in respect of Executive except as provided in Section 7(f)(i). For purposes of this Agreement and the Options, a termination "Without Cause" shall mean a termination of Executive's employment by the Company other than due to Executive's death or Disability as described in Section 7(a) and other than for Cause as described in
Section 7(b).

                  (d) Termination by Executive. Executive may terminate his employment for any reason, including for Good Reason (as defined below). In the event of a termination of Executive's employment by Executive other than for Good Reason, no termination benefits shall be payable to or in respect of Executive except as provided in Section 7(f)(ii) and in the event of a termination of Executive's employment by Executive for Good Reason, no termination benefits shall be payable to or in respect of Executive except as provided in Section 7(f)(i). For purposes of this Agreement, a termination of employment by Executive for "Good Reason" shall mean a termination by Executive of his employment with the Company within 30 days following the occurrence, without Executive's consent, of any of the following events: (i) a material diminution in the Executive duties, authority, position or responsibilities;
(ii) a material decrease in the Executive's base pay, fees, incentive compensation opportunities, and/or employee benefits and perquisites; or (iii) a requirement that the Executive relocate his or her primary place of employment or service by more that 30 miles; provided that the Executive shall have given the Company or the relevant Affiliate of the Company notice of the event or events constituting Good Reason and the Company or such Subsidiary shall have failed to cure such event or events within 10 business days after receipt of such notice.

                  (e)      Notice of Termination; Date of Termination.

                  (i) Notice of Termination. Any termination by the Company pursuant to Section 7(a), 7(b) or 7(c), or by Executive pursuant to Section 7(d), shall be communicated by a written Notice of Termination addressed to the other party to this Agreement. A "Notice of Termination" shall mean a notice stating that Executive or the Company, as the case may be, is electing to terminate Executive's employment with the Company, stating the proposed effective date of such termination, indicating the specific provision of this
Section 7 under which such termination is being effected and, if applicable, setting forth in reasonable detail the circumstances claimed to provide the basis for such termination.

                  (ii) Date of Termination. The term "Date of Termination" shall mean (i) if Executive's employment is terminated by his death, the date of his death, (ii) if Executive's employment is terminated by the Company for Cause, the date on which Notice of Termination is given or, if later, the effective date of termination specified in such Notice of Termination, and (iii) if Executive's employment is terminated by the Company Without Cause, due to Executive's Disability or by Executive for any reason, the date specified in the applicable Notice of Termination provided that such date shall not be less than 30 days nor more than 60 days after the date on which Notice of Termination is given.

                  (f)      Payments Upon Certain Terminations.

                  (i) In the event of a termination of Executive's employment by the Company Without Cause or a termination by Executive of his employment for Good Reason during the Employment Period, the Company shall pay to Executive (or, following his death, to Executive's estate) within 30 days of the Date of Termination his (x) full Base Salary through the Date of

Termination, (y) reimbursement for any unreimbursed business expenses incurred by Executive prior to the Date of Termination that are subject to reimbursement pursuant to Section 6(b) and (z) payment for vacation time accrued as of the Date of Termination but unused (such amounts under clauses (x), (y) and (z), collectively the "Accrued Obligations"). In addition, in the event of any such termination of Executive's employment, provided Executive executes and delivers to the Company a Release and Discharge of Claims (that shall not impose upon Executive any broader restrictive covenant or post-employment limitation than those contained in this Agreement) in a form acceptable to the Company, Executive (or, following his death, Executive's estate) shall be entitled to the following payments and benefits, as liquidated damages:

                  (A) continued payments of the Base Salary, payable in installments in accordance with the Company's regular payroll policies, for the period beginning on the Date of Termination and ending on the eighteen months anniversary of the Date of Termination (the "Severance Period");

                  (B) a portion of Executive's Bonus for the fiscal year of the Company that includes the Date of Termination, such portion to equal the product (such product, the "Pro Rata Bonus") of (1) the Average Annual Bonus (as defined below), multiplied by (2) a fraction, the numerator of which is equal to the number of days in such fiscal year that precede the Date of Termination and the denominator of which is equal to 365, such amount to be payable to Executive within five business days following the date (the "Bonus Payment Date") annual bonuses for such fiscal year are actually paid by the Company to its active executives;

                  (C) payment of an amount equal to 150% of the Average Annual Bonus (as defined below), such amount to be paid in two equal installments, the first such installment to be paid within five business days following the Bonus Payment Date for the fiscal year of the Company that includes the Date of Termination and the second such installment to be paid within five business days following the Bonus Payment Date for the next succeeding fiscal year of the Company; and

                  (D) continued coverage during the Severance Period under the Company's medical and dental insurance plans referred to in Section 5 (the "Continued Benefits") for Executive and his eligible dependents participating in such plans immediately prior to the Date of Termination, subject to timely payment by Executive of all premiums, contributions and other co-payments required to be paid by senior executives of the Company under the terms of such plans as in effect from time to time.

                  The term "Average Annual Bonus" means the higher of (x) the most recent actual Annual Incentive Bonus paid to Executive under the Annual Incentive Bonus plan for a complete fiscal year of the Company, or (y) the average of the annual cash Bonuses plus the value at the time of award of any non-cash Bonuses paid to Executive under the Annual Incentive Bonus plan for each of the three complete fiscal years of the Company ending immediately prior to the Date of Termination during which Executive was employed by the Company or, if Executive has been employed by the Company for an aggregate period of less than three fiscal years, the average of the annual Bonuses paid to Executive by the Company under the Annual Incentive Bonus plan for Executive's period of employment.

                  Executive shall not have a duty to mitigate the costs to the Company under this Section 7 (f) (i), nor shall any payments from Company to Executive of Base Salary, Average Annual Bonus and Pro Rata Bonus be reduced, offset or canceled by any compensation or fees earned by (whether or not paid currently) or offered to Executive during the Severance Period by a subsequent employer or other Person (as defined below) for which Executive performs services, including but not limited to consulting services. The foregoing notwithstanding, should Executive receive benefits coverage by a subsequent employer during the Severance Period, all health and medical benefits coverage provided by the Company to Executive shall immediately terminate.

                  (ii) If Executive's employment shall terminate upon his death or Disability or if the Company shall terminate Executive's employment for Cause or Executive shall terminate his employment without Good Reason in any such case during the Employment Period, the Company shall pay to Executive (or, in the event of Executive's death, to his estate) the Accrued Obligations within 30 days following the Date of Termination. In addition, if Executive's employment shall terminate upon his death or Disability during the Employment Period, the Company shall pay to Executive (or, in the event of Executive's death, to his estate) the Pro Rata Bonus, if any, in one lump sum within five business days following the Bonus Payment Date for the fiscal year of the Company that includes the Date of Termination.

                  (iii) Except as specifically set forth in this Section 7(f), no benefits payable to Executive under any otherwise applicable plan, policy, program or practice of the Company or its Affiliates in which Executive was a participant during his employment with the Company or its Affiliates shall be limited by this Section 7(f), provided that Executive shall not be entitled to receive any payments or benefits under any such plan, policy, program or practice providing any bonus or incentive compensation or severance compensation or benefits (and the provisions of this Section 7(f) shall supersede the provisions of any such plan, policy, program or practice).

                  (g) Resignation upon Termination. Effective as of any Date of Termination under this Section 7 or otherwise as of the date of Executive's termination of employment with the Company, Executive shall resign, in writing, from all Board memberships and other positions then held by him with the Company and its Affiliates.

                  8. Unauthorized Disclosure. During the period of Executive's employment with the Company and following any termination of such employment, without the prior written consent of the Board or its authorized representative, except (a) with respect to disclosures made in the course of performing his duties hereunder or (b) to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, Executive shall use his best efforts to consult with the Board prior to responding to any such order or subpoena, and except as required in the appropriate performance of his duties hereunder, Executive shall not disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, programs, software, protocols, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including but not limited to data and other information relating to members of the

Board of Directors of the Company or any of its Affiliates or to management of the Company or any of its Affiliates), operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information (x) relating to the Company or any of its Affiliates or (y) that the Company or any of its Affiliates may receive belonging to suppliers, customers or others who do business with the Company or any of its Affiliates (collectively, "Confidential Information") to any third person unless such Confidential Information has been previously disclosed to the public or is in the public domain (other than by reason of Executive's breach of this Section 8).

                  9. Non-Competition. During the period of Executive's employment with the Company and, following any termination thereof, the period ending (a) six months after the Date of Termination if Executive is terminated with Cause or resigns without Good Reason and (b) on the last day of the Severance Period if Executive is terminated without Cause or resigns for Good Reason (such periods, collectively, the "Restriction Period"), Executive shall not, directly or indirectly, become employed by, engage in business with, serve as an agent or consultant to, or become a partner, member, principal, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, any ATS, ECN, exchange (or their equivalent) that competes or has a specific intention to compete, anywhere in the Restricted Territory, with any Business (as defined below).

                  10. Non-Solicitation of Employees. During the Restriction Period, Executive shall not, directly or indirectly, for his own account or for the account of any other Person, (i) solicit for employment, employ or otherwise interfere with the relationship of the Company or any of its Affiliates with any natural person throughout the world who is or was employed by or otherwise engaged to perform services for the Company or any of its Affiliates at any time during which Executive was employed by the Company or (in the case of any such activity during the period of Executive's employment with the Company) or during the six-month period preceding such solicitation, employment or interference (in the case of any such activity after the date of Executive's termination of employment), other than any such solicitation or employment on behalf of the Company or its Affiliates during Executive's employment with the Company, or
(ii) induce any employee of the Company or its Affiliates who is a member of management to engage in any activity which Executive is prohibited from engaging in under any of Sections 8, 9, 10 or 11 or to terminate his employment with the Company. For purposes of this Section 10 and Section 11, the terms "solicit" and "solicitation" mean any communication of any kind whatsoever, regardless of by whom initiated, inviting, encouraging or requesting any person or entity to take or refrain from taking any action.

                  11. Non-Solicitation of Customers. During the Restriction Period, Executive shall not, directly or indirectly, for his own account or for the account of any other Person, anywhere in the Restricted Territory, solicit or otherwise attempt to establish any business relationship of a nature that is competitive with the Business or relationship of the Company or any of its Affiliates with any Person which is or was a customer, client or distributor of the Company or any of its Affiliates at any time during which Executive was employed by the Company (in the case of any such activity during the period of Executive's employment with the Company) or during the twelve-month period preceding the Date of Termination (in the case of any such activity after the date of Executive's termination of employment), other than any such solicitation on behalf of the Company or any of its Affiliates during Executive's employment with the Company.

                  12. Return of Documents. In the event of the termination of Executive's employment for any reason, Executive shall deliver to the Company all of the property of the Company and its Affiliates and the non-personal documents and data of any nature and in whatever medium of each of the Company and its Affiliates, and he shall not take with him any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

                  13. Work Product. Executive agrees to disclose in confidence to the Company any and all inventions, improvements, designs, original works of authorship, formulas, processes, computer software programs, databases and trade secrets (including, but not limited to, market information and marketing designs, proposals and concepts) (all taken together, the "Developments") that Executive makes, conceives, first reduces to practice, or creates, either alone or jointly with others while Executive is employed by the Company and that: (a) result from any work performed by Executive for the Company, whether or not in the normal course of Executive's duties or during normal business hours; (b) reasonably relate to the actual or anticipated business, services, products, research or development of Executive; or (c) are developed with the use of the Company time, equipment, supplies or facilities. Executive must promptly disclose Developments to the Company whether or not such Developments are patentable, copyrightable or protectible as trade secrets. Executive understands and agrees that all Developments shall be the sole and exclusive property of the Company and shall constitute "work made for hire" (as that term is defined under Section 101 of the U.S. Copyright Act, 17 U.S.C.
Section 101) with the Company being the person for whom the work was prepared and that all intellectual property rights therein shall be the sole and exclusive property of the Company, and that in the event that any such Development is deemed not to be a "work made for hire," Executive hereby irrevocably assigns, transfers and conveys to the Company, exclusively and perpetually, all right, title and interest which Executive may have or acquire in and to such Development throughout the world, including without limitation any copyrights and patents, and the right to secure registrations, renewals, reissues, and extensions thereof. Executive agrees to sign any documents and to do all things necessary, without additional compensation, whether during Executive's employment or after, to assist the Company to register, perfect, maintain and/or enforce the Company's rights in any Development, including without limitation any patent, copyright, trade secret or other right or interest.

                  14. Injunctive Relief with Respect to Covenants; Forum, Venue and Jurisdiction. Executive acknowledges and agrees that the covenants, obligations and agreements of Executive contained in Sections 8, 9, 10, 11, 12, 13 and 14 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have. The Company and Executive hereby irrevocably submit to the exclusive jurisdiction of the courts of New York, and the Federal courts of the United States of America, in each case located in New York City in respect of the injunctive remedies set forth in this Section 14 and the interpretation and enforcement of Sections 8, 9, 10, 11, 12, 13 and 14 insofar as such interpretation and enforcement relate to any request or application for injunctive relief in accordance with the provisions of this Section 14, and the parties hereto hereby irrevocably agree that (a) the sole and exclusive appropriate venue for any suit or proceeding relating solely to such injunctive relief shall be in such a court, (b) all claims with respect to any request or application for such injunctive relief shall be heard and determined exclusively in such a court, (c) any such court shall have exclusive jurisdiction over the person of such parties and over the subject matter of any dispute relating to any request or application for such injunctive relief, and (d) each hereby waives any and all objections and defenses based on forum, venue or personal or subject matter jurisdiction as they may relate to an application for such injunctive relief in a suit or proceeding brought before such a court in accordance with the provisions of this
Section 14. All disputes not relating to any request or application for injunctive relief in accordance with this Section 14 shall be resolved by arbitration in accordance with Section 17 (b).

                  Notwithstanding any other provision hereof, the Company's obligations to pay Executive any amount or provide Executive with any benefit or right pursuant to Section 7(f) is subject to Executive's compliance with his obligations under Sections 8 through 14, inclusive.

                  15. Assumption of Agreement. The Company shall require any Successor thereto, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder if the Company had terminated Executive's employment Without Cause as described in Section 7, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

                  16. Entire Agreement. This Agreement (including the Exhibit hereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. All prior correspondence and proposals (including but not limited to summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter (including but not limited to those made to or with Executive by any other Person and those contained in any prior employment, consulting or similar agreement entered into by Executive and the Company or any predecessor thereto or Affiliate thereof) are merged herein and superseded hereby.

                  17.      Miscellaneous.

                  (a) Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of the Company and its successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and his heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, except as provided pursuant to this Section 17(a). The Company may effect such an assignment without prior written approval of Executive upon the transfer of all or substantially all of its business and/or assets (by whatever means), provided that the Successor to the Company shall expressly assume and agree to perform this Agreement in accordance with the provisions of Section 15.

                  (b) Arbitration. Any dispute or controversy arising under or in connection with this Agreement (except in connection with any request or application for injunctive relief in accordance with Section 14) shall be resolved by binding arbitration. The arbitration shall be held in New York City and, except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Company and Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by the Company, one appointed by Executive, and the third appointed by the other two arbitrators. All expenses of arbitration shall be borne by the party who incurs the expense, or, in the case of joint expenses, by both parties in equal portions.

                  (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflicts of laws.

                  (d) Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

                  (e) Amendments. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Board or a Person authorized thereby and is agreed to in writing by Executive. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

                  (f) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

                  (g) Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

                  (A)      If to the Company, to it at:

                           Office of the General Counsel
                           Instinet Group Incorporated
                           3 Times Square
                           New York, New York 10036

                  (B) if to Executive, to him at his residential address as currently on file with the Company.

                  (h) Voluntary Agreement; No Conflicts. Executive represents that he is entering into this Agreement voluntarily and that Executive's employment hereunder and compliance with the terms and conditions of this Agreement will not conflict with or result in the breach by Executive of any agreement to which he is a party or by which he or his properties or assets may be bound.

                  (i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

                  (j) Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

                  (k)      Certain Definitions.

                  "Affiliate": with respect to any Person, means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary.

                  "Business": means the provision of securities brokerage or financial services through the Internet or any similar medium of electronic commerce (including without limitation the business of an ECN, ATS or their equivalent) from an operation base located anywhere within the United States.

                  "Control": with respect to any Person, means the possession, directly or indirectly, severally or jointly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

                  "Person": any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.

                  "Subsidiary": with respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing 50% or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.

                  "Successor": of a Person means a Person that succeeds to the first Person's assets and liabilities by merger, liquidation, dissolution or otherwise by operation of law, or a Person to which all or substantially all the assets and/or business of the first Person are transferred.

                  IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representatives, and Executive has hereunto set his hand, in each case effective as of the date first above written.

                                      INSTINET GROUP INCORPORATED

                                      By:           /s/ John F. Fay
                                         _______________________________________
                                         Name:  John F. Fay
                                         Title: Chief Financial Officer

                                      Executive:
                                                    /s/ Natan Tiefenbrun
                                         _______________________________________
                                         Natan Tiefenbrun